                                                                    Exhibit 11.1

                             PEERLESS GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)
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


                                          Three Months Ended  Six Months Ended
                                               June 30             June 30
                                          ------------------  ----------------
                                            1997      1996      1997     1996
                                          -------    -------  -------   ------
EARNINGS
--------

Net income                                 $  543    $  600    $1,037   $  801

Less accretion to redemption value
relating to redeemable common stock             -       (15)        -      (29)
                                           ------    ------    ------   ------

Adjusted net income                        $  543    $  585    $1,037   $  772
                                           ======    ======    ======   ======



SHARES
------

Weighted average common shares
 outstanding                                4,745     2,059     4,695    2,039

Common shares issued on assumed
exercise of stock options and warrants        605     1,806       659    1,818

Less:  Shares assumed repurchased            (189)     (108)     (204)    (117)
                                           ------    ------    ------   ------

Weighted average common and common
equivalent shares                           5,161     3,757     5,150    3,740
                                           ======    ======    ======   ======

Net income per common and common
equivalent share                           $ 0.11    $ 0.16    $ 0.20   $ 0.21
                                           ======    ======    ======   ======

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